EXHIBIT 99.1

HEADWATERS INCORPORATED ANNOUNCES PROPOSED OFFERING
OF $125 MILLION OF CONVERTIBLE SENIOR SUBORDINATED NOTES

SOUTH JORDAN, UTAH,  JANUARY 16, 2007 — HEADWATERS  INCORPORATED (NYSE: HW) announced today it intends to offer, subject to market and other conditions, $125 million of convertible senior subordinated notes due 2014 (the “Notes”) in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933.  The Notes will mature in 2014 and will bear interest at a rate to be determined.  The Notes are expected to pay interest semiannually and will be convertible into cash and, if applicable, shares of Headwaters’ common stock based on a conversion rate to be determined.  The Notes may be repurchased, at the option of the holder, prior to maturity upon the occurrence of certain fundamental changes involving Headwaters’ common stock.  Headwaters expects to grant an over-allotment option to the initial purchasers for an additional $25 million aggregate principal amount of the Notes.

Concurrently with the pricing of the Notes, Headwaters intends to enter into convertible note hedge and warrant transactions in respect of its common stock with an affiliate of one of the initial purchasers.  These transactions are intended to reduce the dilution to Headwaters’ common stock from potential future conversion of the Notes.

In connection with the convertible note hedge and warrant transactions, it is expected that our counterparty to those transactions or its affiliate will enter into various derivative transactions with respect to Headwaters’ common stock concurrently with or shortly after the pricing of the Notes. In addition, such counterparty or its affiliate may enter into, or unwind, various derivatives transactions with respect to Headwaters’ common stock and/or to purchase or sell shares of Headwaters’ common stock in secondary market transactions following the pricing of the notes (and is likely to do so during any observation period related to an exchange of the notes). These activities could have the effect of increasing or preventing a decline in the price of Headwaters’ common stock concurrently with or following the pricing of the Notes.

Headwaters intends to use all of the net proceeds from the offering to repay a portion of its senior secured credit facility.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The Notes and any common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market and other conditions that may affect Headwaters’ ability to complete the proposed offering and other risks detailed from time to time in Headwaters’ SEC reports.  Headwaters disclaims any intent or obligation to update these forward-looking statements.